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                           ASSET PURCHASE AGREEMENT
               ------------------------------------------------

          ASSET PURCHASE AGREEMENT (this "Agreement") dated as of the 10th day of April, 1995 by and among RMC Asset Management Company, a Virginia corporation ("RAMCO"), Ryland Mortgage Company, an Ohio corporation ("RMC"), Ryland Acceptance Corporation, a Virginia corporation ("RAC"), The Ryland Group, Inc., a Maryland corporation ("TRG") and Norwest Bank Minnesota, National Association (the "Purchaser"). RMC, RAMCO, RAC and TRG are each referred to herein as the "Seller".

                            W I T N E S S E T H
                         ---------------------------
          The Purchaser wishes to purchase, and the Seller wishes to sell, the assets used to conduct the Business (as hereinafter defined) on the terms hereinafter described. TRG is the parent corporation of RMC and is joining in this Agreement to participate as and undertake all rights, obligations and liabilities of a Seller hereunder.

          Accordingly, in consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS. In addition to those terms defined elsewhere herein, the following capitalized terms shall have the meanings indicated:

     (a) "APPLICABLE REQUIREMENTS" means, with respect to the Operating Contracts and the Business, all of the following: (i) all contractual obligations of Seller with respect to the Operating Contracts; and (ii) all applicable federal, state and local legal and regulatory requirements (including statutes, rules, regulations and ordinances).

           (b)  "ASSUMED LIABILITIES" means
                 i) the liabilities and obligations of the Seller arising from or relating to the Operating Contracts (as hereinafter defined) assigned to Purchaser hereunder, for which arrangements have been made to provide the benefits thereof to Purchaser pursuant to Section 6 hereof, or which are assumed and assigned pursuant to Section 12 hereof, and the Licensing Agreements (as hereinafter defined), but excluding any such liability or obligation in respect of matters required to be performed by Seller prior to the Closing Date and any post-closing indemnity obligation in respect of matters required to be performed by Seller prior to the Closing Date;
           (ii) accounts payable, accrued expenses, and deferred administration fees representing deferred payments received arising in the ordinary course of the Business as shown on the Closing Statement of Net Assets; and

                 (iii) the liabilities and obligations arising from or relating to all other contracts, subcontracts, agreements, instruments and arrangements entered into by the Seller in the ordinary course of the Business which (y) are identified on "Schedule 1(b)(iii)" hereto, or (z) do not individually or
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in the aggregate involve an aggregate liability or obligation in excess of
$100,000.00, but excluding any such liability or obligation in respect of matters required to be performed by Seller prior to the Closing Date and any post-closing indemnity obligation in respect of matters required to be performed by Seller prior to the Closing Date.

    (c) "BUSINESS" means the mortgage-related institutional financial services business currently conducted by the Seller consisting of the master servicing, securities administration, tax and SEC reporting and investor information services businesses described in "Schedule 1(c)" of this Agreement, excluding the capital stock of Ryland Mortgage Securities Corporation ("RMSC") and Ryland Mortgage Securities Corporation Four ("RMSC4") and excluding the securities issuance business and any related assets including any prepaid expenses relating to the shelf registration statements maintained or owned by RMSC and RMSC4 (the "Shelf Registration").

    (d)"CONFIDENTIAL MEMORANDUM" means the Confidential Information Memorandum issued in November 1994 to prospective purchasers of the Business.

   (e)"MANAGEMENT INCENTIVE AGREEMENTS" means the incentive bonus and severance agreements with certain managerial personnel entered into in connection with the sale of the Business.

     (f)"OPERATING CONTRACTS" means the contracts, subcontracts, agreements, instruments and arrangements pursuant to which the Business is conducted and which are identified on "Schedule 1(f)" of this Agreement or which are operating contracts assumed and assigned pursuant to Section 12 hereof.

      (g) "PURCHASED ASSETS" means:

    (i) all Seller's right, title and interest in and to the Operating Contracts assigned to Purchaser hereunder, for which arrangements have been made to provide the benefits thereof to Purchaser pursuant to Section 6 hereof, or which are assumed and assigned pursuant to Section 12 hereof, but specifically excluding any redemption rights related to the bonds and collateral associated with any series of mortgage bonds issued by Ryland Acceptance Corporation Four, a Virginia corporation ("RAC FOUR"), including redemption rights associated with the series of bonds identified in Exhibit C to Amendment No. 1 to Standard Terms of Management Agreement by and between RAC FOUR and RAMCO dated as of January 15, 1995 (the "Management Agreement"), (but not excluding the redemption rights associated with the series of bonds identified in Exhibit B to the Management Agreement which shall be considered part of the Purchased Assets);

               (ii) all computer software and programs owned, and/or developed by the Seller or its affiliates and utilized to conduct the Business and which are identified on "Schedule 1(g)(ii)" of this Agreement;

               (iii) all licenses and rights under licensing agreements with respect to the use of computer software and programs under license to Seller or its affiliates and utilized to conduct the Business and which are identified on Schedule 1(g)(iii) (the "Licensing Agreements"), including any enhancements of the licensed material owned and/or developed by the Seller or its affiliates;
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               (iv)     all tangible personal property (including, without
limitation, all computers, computer equipment, furniture, fixtures and other equipment) relating to or utilized to conduct the Business and which are identified on "Schedule 1(g)(iv)" of this Agreement;

               (v) all client lists, files, books and records relating to the Business;

               (vi) the Seller's rights under leases and service or other agreements for the use of equipment and/or the furnishing of services relating to the Business which are identified on "Schedule 1(g)(vi)" of this Agreement; and

               (vii) all Seller's prepaid and prorated fees and expenses relating to the Business, including, but not limited to, trustee fees, custodial fees and rating agency examination fees, and all administration fees receivable of the Business, but excluding the prepaid fees relating to the Shelf Registration.

          (h) "RECOURSE OBLIGATION " means any obligation of the Seller arising under the terms of an Operating Contract as such terms are in effect on the Closing Date to repurchase a mortgage loan, or in lieu thereof to pay for credit losses incurred in connection with the default or foreclosure of, or acceptance of a deed in lieu of foreclosure in connection with such mortgage loan, including any such obligation associated with (i) the conversion of a mortgage loan from an adjustable to a fixed rate of interest ("Conversion Recourse Obligation") or (ii) the breach of a representation or warranty regarding a mortgage loan made in connection with the issuance of a mortgage-backed bond or security.

          (i) "UNRECOVERABLE ADVANCES" means any advance or proposed advance that the Seller or Seller's affiliate, or Purchaser after the Closing Date, is required to make under the Applicable Requirements even though the Seller or Seller's affiliate, or Purchaser after the Closing Date, has reasonably determined that such advance is not recoverable from insurance proceeds, liquidation proceeds, subsequent payments by the mortgagor or otherwise.

2. SALE AND TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, the parties hereto agree to effect the following transactions:

          2.1 SALE AND TRANSFER OF ASSETS. At the Closing (as hereinafter defined), the Seller will sell, convey, transfer, assign and deliver to Purchaser, and Purchaser will purchase, the Purchased Assets.

          2.2 ASSUMPTION OF LIABILITIES. At the Closing, the Purchaser will assume the Assumed Liabilities. Purchaser assumes no liabilities or obligations of the Seller other than as provided herein.

          2.3 CONSIDERATION TO BE PAID. In consideration of the transfers specified in Section 2.1 hereof, in addition to the assumption of liabilities set forth in Section 2.2, the Purchaser will pay the Seller, by wire transfer or certified check of immediately available funds, Forty-Seven Million Dollars ($47,000,000.00) at the Closing (the "Purchase Price").

          2.4 PURCHASE PRICE ADJUSTMENT. As soon as practicable, but in no event more than forty-five (45) days subsequent to the Closing Date (as hereinafter defined), the Seller, with the assistance of Ernst & Young, whose fees and expenses will be paid by Seller, and with the

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assistance of Purchaser and its employees, shall prepare and deliver to
Purchaser a closing combined statement of net assets (the "Closing Statement of Net Assets") which shall set forth the net book value (the "Book Value") of the Purchased Assets (but specifically excluding cash and purchased administration rights of the Business and specifically excluding any prepaid amounts related to the Shelf Registration and any mortgage loans purchased out of the securities administration portfolio because of a failure to maintain credit insurance in connection therewith), net of the Assumed Liabilities (but specifically excluding deferred administration fees representing deferred revenues of the Business) as of the Closing Date prepared on a basis consistent with the financial statements referred to in Section 4.2 of this Agreement and attached as Exhibit C to the Confidential Memorandum. Consistency of preparation shall mean that all methods, practices, and policies used in the preparation of the financial statements referred to in
Section 4.2 of this Agreement will be utilized in the preparation of the Closing Statement of Net Assets. Where there are acceptable accounting alternatives that are in accordance with generally accepted accounting principles, the one that is consistent with the preparation of the financial statements referred to in Section 4.2 shall be used in the Closing Statement of Net Assets. Attached as "Schedule 2.4" is a combined statement of net assets reflecting the Purchased Assets, net of the Assumed Liabilities, as of February 28, 1995. The Closing Statement of Net Assets will be accompanied with a review scope opinion from Ernst & Young LLP in substantially the form attached as "Attachment A" to this Agreement. If Purchaser disagrees with any item on the Closing Statement of Net Assets it shall so notify the Seller within thirty (30) days after its receipt of the Closing Statement of Net Assets, which notice shall identify with reasonable specificity the nature of such dispute, and the parties shall use their best efforts to resolve such dispute. If such dispute cannot be resolved within fifteen (15) days after the Purchaser's notification of the disagreement to the Seller, the Seller and the Purchaser shall mutually agree upon and engage an independent accounting firm of national reputation (the "Review Firm") to review the items in dispute, and the Review Firm shall prepare and deliver within thirty (30) days after the submission of such dispute to them a specific procedures report with their findings as to the net book value of the items in dispute. Such findings shall be final for all purposes of this Agreement and the Book Value of the items in dispute as derived from such findings will be incorporated into the Closing Statement of Net Assets to form a final statement of net assets (the "Final Statement of Net Assets") which shall set forth the net book value (the "Final Book Value") of the Purchased Assets net of the Assumed Liabilities as of the Closing Date. The Final Statement of Net Assets shall be conclusive and binding on the Purchaser and the Seller. The fees and expenses of the Review Firm shall be borne equally by the Seller and the Purchaser.

     To the extent that the Book Value (or Final Book Value if applicable) of the Net Assets exceeds Two Million One Hundred Eighty-Seven Thousand Dollars ($2,187,000), the Purchaser shall, within thirty (30) days following the delivery of the Closing Statement of Net Assets, or the Final Statement of Net Assets if the Purchaser raises a dispute and one is prepared, pay the Seller, by wire transfer or certified check of immediately available funds, an amount equal to the difference between the Book Value or Final Book Value and Two Million One Hundred Eight-Seven Thousand Dollars ($2,187,000), or to the extent that the Book Value or Final Book Value of the Net Assets is less than Two Million One Hundred Eighty-Seven Thousand Dollars ($2,187,000), the Seller shall, within five days following the delivery of the Closing Statement of Net Assets, or the Final Statement of Net Assets if one is prepared, pay to the Purchaser, by wire transfer or certified check of immediately available funds, an amount equal to such deficiency.
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     Any amounts due and unpaid from the date such payment is due by either party hereto will accrue interest from the Closing Date at the rate of two percent (2%) per annum above the prime rate of interest as such rate is established by Chemical Bank. The accrual of interest as provided for above will not constitute an exclusive remedy and each party hereto expressly reserves its right to seek any and all other remedies for breach of any obligation hereunder.

          2.5 DELIVERIES BY THE SELLER. At the Closing, the Seller shall deliver to the Purchaser (unless delivered previously) the following:

               (a) the Purchased Assets, transferred by means of a General Assignment and Bill of Sale in substantially the form set forth in "Attachment B" hereto and other assignment and transfer agreements consistent with the terms of this Agreement as may reasonably be required by the Purchaser to evidence transfer of the Purchased Assets;

               (b) certificates, dated as of the Closing Date, executed by TRG, RAMCO, RMC and RAC certifying (i) that the representations and warranties of TRG, RAMCO, RMC and RAC contained in this Agreement were true and correct when made and are true and correct as of the Closing Date, as though made on and as of the Closing Date; and (ii) that TRG, RAMCO, RMC and RAC have performed and complied in all material respects with all of the covenants, agreements and obligations set forth in this Agreement to be performed or complied with by them on or prior to the Closing Date;

               (c) copies of resolutions adopted by the Board of Directors of TRG, RAMCO, RMC and RAC duly authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by their respective Secretaries as being true and correct as of the Closing Date;

               (d) an opinion of the Corporate Counsel of the Seller, as required by Section 9.5 hereof; and

               (e) copies of all consents received by Seller for assignment of the Operating Contracts.

          2.6 DELIVERIES BY THE PURCHASER. At the Closing, the Purchaser shall deliver to the Seller (unless delivered previously) the following:

               (a)  the Purchase Price;

               (b) payment of applicable sales or transfer taxes as required by Section 20 hereof;

               (c) a General Assumption Agreement in substantially the form set forth in "Attachment C" hereto and other assumption agreements consistent with the terms of this Agreement as may reasonably be required by the Seller to evidence assumption of the Assumed Liabilities by the Purchaser;

               (d) a certificate, dated as of the Closing Date, executed by the Purchaser certifying (i) that the representations and warranties of the Purchaser contained in this Agreement were true and correct when made and are true and correct as of the Closing Date, as though made on and as of the Closing Date; and (ii) that the Purchaser has performed and complied in all material respects with
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all of the covenants, agreements and obligations set forth in this Agreement to be performed or complied with by it on or prior to the Closing Date;

               (e) copies of resolutions duly adopted by the Board of Directors of the Purchaser, duly authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by its Secretary as being true and correct as of the Closing Date; and

               (f)  an opinion of counsel to the Purchaser, as required by
Section 10.5 hereof.

     3. CLOSING. The closing ("Closing") shall occur on the date (the "Closing Date") within ten (10) business days after all conditions to closing set forth in Sections 9 and 10 of this Agreement have been satisfied or waived by the Seller and Purchaser, or such other date as is mutually agreed, at the offices of Piper & Marbury, 36 South Charles Street, Baltimore, Maryland 21201 or at such other time or place as may be agreed upon by the parties hereto.

     4. REPRESENTATIONS AND WARRANTIES OF THE SELLER. Each Seller hereby jointly and severally represents and warrants to the Purchaser as follows:

          4.1 ORGANIZATION AND STANDING. Each of RAMCO and RAC is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, RMC is duly organized, validly existing and in good standing under the laws of the State of Ohio, and RAMCO, RMC and RAC each have all requisite corporate power and authority to own and operate their respective businesses and assets and to perform the actions contemplated hereby. TRG is duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to perform the actions contemplated and required of TRG under this Agreement. TRG, RAMCO, RMC and RAC are qualified to do business in all states where the nature of their assets or business requires such qualification.

          4.2 FINANCIAL STATEMENTS. The Seller has provided to the Purchaser combined statements of net assets for the Business as of September 30, 1994 and December 31, 1993 and 1992 and the related combined statements of earnings before income taxes and cash flows for the nine months ended September 30, 1994 and 1993 and for the years ended December 31, 1993 and 1992 (collectively, the "Financial Statements"). Subject to the matters described on "Schedule 4.2", the Financial Statements have been prepared on a consistent basis throughout the periods covered thereby and present fairly the financial position and earnings before income taxes of the Business as of and for the periods indicated, presented on the basis described in Note 1 to such Financial Statements. Subject to the matters described on "Schedule 4.2", there are no liabilities or obligations of the Business, whether contingent or absolute, as of the dates of such statements, which have not been shown, disclosed or provided for in the Financial Statements and which are required to be shown or disclosed thereon to provide a fair presentation of the financial condition of the Business to the Purchaser.

          4.3 AUTHORITY; BINDING OBLIGATION. Except as described on "Schedule 4.3" hereto, the Seller has full power and authority to assign the Operating Contracts in accordance with the terms of this Agreement and to sell, transfer and convey the remainder of the Purchased Assets and to execute, deliver and perform, and to enter into and consummate all other transactions contemplated by this Agreement, and this Agreement has been duly authorized and approved by all requisite corporate
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action of the Seller, and constitutes a legal, valid and binding obligation of the Seller.

          4.4 NO CONFLICT WITH OTHER DOCUMENTS. Except as set forth on "Schedule 4.4" hereto, neither the execution and delivery of this Agreement nor the assignment of the Operating Contracts, the sale, transfer and conveyance of the remainder of the Purchased Assets or the consummation of the other transactions contemplated hereby will result in any violation, termination or modification of, or be in conflict with, any terms of any contract, instrument or other agreement to which the Seller is a party or by which it is bound, or any law, rule, regulation, order, license, permit, judgment or decree applicable to the Seller or by which its properties are bound or affected, or result in any breach of or constitute a default (or with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or result in the creation of any lien, charge or encumbrance upon any of its properties or assets pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller is a party or by which it or any of its properties is bound or affected.

          4.5 PROPERTY. Except as set forth on "Schedule 4.5" hereto, the Seller has good and marketable title to all of the Purchased Assets, free and clear of any pledge, mortgage, lien, lease, security agreement, conditional sales agreement, option , encumbrance, charge or claim of any nature whatsoever. The Seller is not infringing in any material respect on any patent, trademark, trade name, trade secret or copyright of another, and has received no notice or claim of any such infringement, in connection with the conduct of the Business. The Seller is not in default in any material respect under any License Agreement or Operating Contract.

          4.6 LEGAL PROCEEDINGS. There is no litigation pending or, to the Seller's knowledge, threatened against the Seller which is likely to adversely affect the assignment of the Operating Contracts or the sale, transfer and conveyance of the remainder of the Purchased Assets or the execution, delivery or enforceability of this Agreement or which is likely to have a material adverse effect on the ability of the Seller to perform its obligations hereunder. Attached as "Schedule 4.6" is a list of all litigation pending or, to the Seller's knowledge, threatened affecting or related to the Business.

          4.7 NO CONTENTS REQUIRED. Except as set forth on "Schedule 4.7" hereto, no consent, approval, authorization or order of any court or governmental agency or body or other person or entity is required for (i) the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement; (ii) the assignment of the Operating Contracts to the Purchaser; or (iii) the sale, transfer and conveyance of the remainder of the Purchased Assets to the Purchaser or the consummation of the other transactions contemplated by this Agreement.

          4.8 COMPLIANCE. The Business has been operated in compliance in all material respects with, and currently is not being operated in any material respect in violation of, and the Seller has obtained, either directly or indirectly, all material licenses, permits and certificates required by, any law, rule, regulation, order or decree applicable to the Business, and no notice of any non-compliance or
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revocation currently is pending or, to the knowledge of the Seller, threatened. Except as set forth on "Schedule 4.8" and except for those errors or defaults which have been corrected in all material respects prior to the Closing Date, Seller and any of Seller's affiliates have performed and are performing all of Seller's or Seller's affiliates' duties and obligations under the Operating Contracts in compliance in all material respects with Applicable Requirements.

          4.9 EMPLOYEE BENEFIT PLANS. Attached hereto as "Schedule 4.9" is a complete list of all plans in effect for pension, profit-sharing, deferred compensation, severance pay, stock options, stock purchases, or any other retirement or deferred benefit, or for any health, accident or other welfare plan, or any other employee or retired employee benefits plan, program, contract, understanding or arrangement in which any employee, former employee, retired employee, or beneficiary of any of these, of the Business is entitled to participate as a result of services rendered in connection with the Business. The plans, programs, contracts, understandings and arrangements listed on "Schedule 4.9" are hereinafter referred to as the "Employee Plans." The Seller will make available to the Purchaser upon its request complete and accurate copies of each such Employee Plan (or a description thereof if no written plan exists). There are no lawsuits or proceedings pending or, to the Seller's knowledge, threatened against the Seller with respect to any Employee Plan which is in any way material to the Business.

          4.10 RECENT OPERATIONS; EMPLOYEE MATTERS. Since September 30, 1994, (i) the Business has been operated substantially as it was operated immediately prior to said date and only in the ordinary course, and the Seller has sought to preserve intact the business relationships material to the Business, and (ii) there have been no bonuses paid to or increases in the compensation of employees, except in the ordinary course of business on a basis consistent with past practice and except for the Management Incentive Agreements. Set forth on "Schedule 4.10" is a complete and accurate list of all the current employees of the Business. None of the employees of the Business are covered by a collective bargaining agreement, and, to the knowledge of the Seller, no union organization efforts with respect to the employees of the Business are pending or threatened. There are no labor strikes or other material labor disputes now pending, or to the best of the Seller's knowledge, threatened, against the Seller in connection with the conduct of the Business.

          4.11 TAXES. The Seller has properly prepared and filed all federal, state and other tax returns required to be filed by it on or before the Closing Date in connection with the conduct of the Business. All taxes shown by such returns or otherwise due and payable on or before the Closing Date by the Seller in connection with the conduct of the Business have been paid in full or are adequately provided for.

          4.12 NO PENDING TRANSACTIONS. Except for the transactions contemplated by this Agreement, the Seller is not a party to or bound by or the subject of any agreement, undertaking or commitment to sell the Purchased Assets or the Business.

          4.13 BROKERS AND ADVISORS. Except for the services provided by Dillon, Read & Co. Inc., the fees of whom are payable by RMC, the Seller has not taken any action which would give rise

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to a valid claim against any party hereto for a brokerage commission, finder's fee, counseling or advisory fee, or like payment.

          4.14 PURCHASED ASSETS. Except as disclosed on "Schedule 4.14", the Purchased Assets include all of the assets of the Business material to the operation of the Business as it is being operated as of the date hereof and as of the date of the most recent of the Financial Statements provided to Purchaser.

          4.15 MATERIAL CHANGES. Since December 31, 1994, there has not been any material adverse change in the financial condition of the Business or the Purchased Assets taken as a whole.

          4.16 TAX REPORTING AND REMICs. With respect to any mortgage-backed securities transaction for which Seller or its affiliates are performing services under the Operating Contracts, all tax return filing and reporting requirements, where applicable, that have or will become due on or before the Closing Date have been duly complied with in all material respects, and no action or inaction has been taken by the Seller which (i) would disqualify any of the real estate mortgage investment conduits (REMICs) or, where applicable, the grantor trusts, for all periods ending on or before the Closing Date, (ii) would create any entity level of taxation with respect to the REMICS and the grantor trusts, or (iii) would constitute a prohibited transaction under the Internal Revenue Code of 1986, as amended (the "Code").

          4.17 NO RECOURSE OBLIGATION. Except for Recourse Obligations, the Seller has no obligation to repurchase or otherwise pay principal or interest under or with respect to a mortgage loan. None of the Operating Contracts require Seller or any of its affiliates to make Unrecoverable Advances. Except as set forth on "Schedule 4.17", in every instance where Seller or its affiliates are required to make an advance pursuant to the terms of an Operating Contract, the primary servicer(s) or subservicers, as applicable, related to such Operating Contract is under an obligation to make such advance.

          4.18 INVESTOR REMITTANCES AND REPORTING. Except for the investor remittance errors disclosed on "Schedule 4.18" (the "Investor Remittance Errors"), Seller and its affiliates have (a) remitted or otherwise made available to each investor in all material respects (i) all principal and interest payments received to which the investor is entitled pursuant to Applicable Requirements, and (ii) all advances of principal and interest payments required to be made pursuant to Applicable Requirements, and (b) properly accounted for and allocated all losses pursuant to the Operating Contracts in all material respects in accordance with Applicable Requirements. In accordance with the Applicable Requirements, Seller and its affiliates have in all material respects prepared and submitted to each investor all reports in connection with such payments required by the Applicable Requirements

          4.19 RELATED PARTIES. "Schedule 4.19" lists all of the contractual relationships between the Seller and any of its affiliates related to the Purchased Assets, Assumed Liabilities or the Business.

          4.20 ESCROW/CUSTODIAL ACCOUNTS. Except for any errors or defects which have been corrected in all material respects prior to the Closing Date, all escrow/custodial accounts maintained by Seller related to the Business have been and are established and maintained in all material respects in accordance with Applicable Requirements.

          4.21 ACCOUNTS RECEIVABLE. The accounts receivable included in the Purchased Assets are, and will be on the Closing Date, valid accounts owing to Seller, not subject to setoff or
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counterclaim, and Seller has not received any notice from an investor, insurer or other appropriate party in which the investor, insurer or other party disputes or denies a claim by Seller for reimbursement.

          5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants as follows:

          5.1 ORGANIZATION AND STANDING. The Purchaser is a National Banking Association organized, validly existing and in good standing under the laws of the United States and has the corporate power and authority to enter into and perform its obligations under this Agreement and under any other agreements, instruments or documents to be entered into by it pursuant to or in connection with this Agreement.

          5.2 AUTHORITY;BINDING OBLIGATION. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized and approved by all requisite corporate action, and this Agreement is a valid and legally binding obligation of the Purchaser.

          5.3 NO CONFLICT. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby, will result in any violation, termination or modification of, or be in conflict with the Purchaser's Charter or By-laws, or result in a breach of or constitute a default (or with notice or lapse of time or both would become a default), or give to others any rights, under the terms of any contract, instrument or other agreement to which the Purchaser is a party or by which the Purchaser is bound or affected.

          5.4 LICENSES; MINIMUM NET WORTH. The Purchaser has obtained, or will use its best efforts to obtain on or before the Closing Date, all licenses, permits, qualifications, approvals and certifications and other rights or other information required by any law, rule, regulation, order, decree or provision contained in any of the Operating Contracts or other requirements, term or condition relating to the assignment of such contract by the Seller or its affiliate to the Purchaser and no notice of any non-compliance or revocation with respect to any such licenses, permits, approvals or certifications currently is pending or, to the knowledge of the Purchaser, threatened. In addition, the Purchaser (i) currently has a minimum net worth at least equal to $25,000,000; and (ii) either directly or through an affiliate, which affiliate agrees on or before the Closing Date in writing to perform any required back-up primary servicing obligations, possesses current licenses, certificates and/or approvals from each of the following: approval by Federal National Mortgage Association and Federal Home Loan Mortgage Corporation as servicer and seller of mortgages, and approval by the Secretary of Housing and Urban Development as a mortgagee.

          5.5     BROKERS AND ADVISORS.   The Purchaser has not taken any
action which would give rise to a valid claim against any party hereto for a brokerage commission, finder's fee, advisory fee or like payment.

     6. ASSIGNMENT OF OPERATING CONTRACTS. Most of the Operating Contracts to be sold and assigned to the Purchaser pursuant to the provisions of Section 2 of this Agreement include a requirement for consent by one or more third parties to the assignment of the Operating Contracts to the Purchaser. The parties agree that they will cooperate and use reasonable efforts to secure any such required consents and approvals prior to the Closing Date; provided, however, that the Seller and the Purchaser shall not be obligated to pay to the third party from whom such approval is requested any consideration for such assignment. Seller agrees to pay any expenses or costs, including attorney fees,
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related to the consents and approvals required in connection with the assignments of the Operating Contracts to the Purchaser. In the event that receipt of the approval has not been obtained by the Seller as of the Closing Date, the Seller shall, during the remaining term of such contract, use all reasonable efforts to (i) at the request of the Purchaser, cooperate with the Purchaser to obtain the consent of any such third party to the assignment of the contract, and (ii) at the request of the Purchaser, cooperate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits of any such contract to the Purchaser (through subcontract or other arrangement or by following procedures for resignation and reappointment of a substitute party thereto) with the intent that the Purchaser will enjoy the economic benefits of the contract and will perform all of the duties and obligations under the contract and assume any related obligations or liabilities. Notwithstanding the fact that the assignment of a contract has not been concluded as of the Closing Date, the Purchaser, by an appropriate subcontract agreement or other arrangement designed to provide the benefits of such contract to the Purchaser and which is consistent with the terms of this Agreement including any indemnification rights or obligations hereunder, shall have a right to all economic benefits of such contract and shall assume the duties and responsibilities under such contract which constitute an Assumed Liability hereunder. To the extent that the Seller and the Purchaser enter into such a subcontract or other arrangement, such Operating Contract shall be deemed to have been conveyed to the Purchaser for all purposes of this Agreement. In the event that an Operating Contract which is not assigned as of the Closing Date is terminated during 1995 by the party from which consent is required solely as a result of a request for its assignment, Seller shall remit to Purchaser a reimbursement of the Purchase Price in the amount that is equal to the outstanding principal balance of such terminated Operating Contract on the date of termination multiplied by 0.08% and provided that Seller shall be entitled to retain any termination payment paid by the terminating party.

     7. COVENANTS OF THE SELLER. Each Seller jointly and severally covenants to the Purchaser as follows:

          7.1 ACCESS BY THE PURCHASER. The Seller will give and make available to the Purchaser and the Purchaser's officers, accountants, counsel and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the properties, books, contracts, commitments, employees and records of the Business. The Seller will furnish to the Purchaser and its accountants, counsel and other representatives during such period all such information concerning the Business and its properties and financial affairs as the Purchaser or such representatives may reasonably request and will cooperate fully with the Purchaser and its accountants and other representatives in their review of the financial affairs of the Business, including the providing of access to the work papers and other information utilized by such accountants in the preparation of the financial statements for the Business.

          7.2 OPERATION IN ORDINARY COURSE OF BUSINESS. Throughout the period beginning on the date of this Agreement and continuing until the Closing Date, the Seller will (a) carry on the Business in a manner consistent with past practice, including reviewing the performance of primary servicers and taking appropriate action in connection with any servicer problems, and will use efforts consistent with past practice to preserve intact its present business organization and preserve its relationships with investors, customers, suppliers and others having business dealings with Seller; (b) not increase salaries, bonuses or other compensation of any of the Business's employees, except in the ordinary course of business on a basis consistent with past practice; (c) use reasonable efforts to keep
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available the services of its employees; (d) not take any action which may jeopardize its ownership rights in and to any of the Purchased Assets, and, without the prior written consent of Purchaser, other than in the ordinary course of business, not purchase or otherwise acquire assets which would become Purchased Assets or sell or otherwise dispose of any of the Purchased Assets; (e) not take any action which would cause the representations and warranties set forth in Section 4 not to be true at and as of the Closing Date; (f) comply in all material respects with all Applicable Requirements relating to the Operating Contracts; and (g) without Purchaser's prior approval, not enter into any commitment for a service contract or the acquisition of a fixed asset of the Business involving an aggregate commitment or purchase price in excess of $25,000.

          7.3 CONSENT,CAUSE CONDITIONS TO BE SATISFIED. The Seller agrees to take all necessary corporate or other action, and will use diligent efforts to complete all filings and obtain all governmental and other consents and approvals, required for the assignment of the Operating Contracts and the consummation of the other transactions contemplated by this Agreement and will use all reasonable efforts to obtain and furnish to Purchaser evidence of prior written approval of and/or consent to the transfer of rights and duties under the Operating Contracts from Seller to Purchaser, which consents or approvals shall not impose requirements on Purchaser to perform thereunder on terms or conditions which are substantially different than the terms and conditions of such Operating Contract prior to transfer to Purchaser. The Seller will use diligent efforts to cause the conditions described in Section 9 of this Agreement to be satisfied.

          7.4 EMPLOYEES. As of the Closing, the Seller shall terminate the employment of the Purchaser's Employees (as defined in Section 8.3)and shall terminate the participation of the Purchaser's Employees in the Employee Plans. Prior to Closing, the Seller shall notify in writing affected employees of the foregoing in a form approved by the Purchaser. The Seller shall also provide to such employees all notices, election and other rights concerning health care continuation privileges afforded to such employees under state and federal laws concerning health care continuation. The Seller will comply with all applicable employee termination notice and similar laws as they impact on the transactions contemplated by this Agreement. The Purchaser shall have no liability whatsoever to employees of the Business with respect to any claims arising out of any employee's participation in the Employee Plans, including claims to any benefits accrued for any employee's service with the Seller, whether or not any such employee becomes an employee of the Purchaser.

     For a period of two years following the Closing Date, Seller agrees to provide to Seller's employees hired by Purchaser on the Closing Date a continuing right to purchase homes in accordance with Seller's "Home Bonus Program" upon terms and conditions applicable to Seller's current employees during that time period.

          7.5 CONFIDENTIALITY. Subject to Section 17, the Seller will not disclose to any party the terms of this Agreement (whether or not the transactions contemplated by this Agreement are consummated), except in connection with the consummation of the transactions contemplated hereunder or as otherwise required by law, applicable regulatory authority or court order. The Seller will not disclose any confidential proprietary information concerning the Business to persons outside of its management, financial advisors, accountants and counsel after the Closing Date except as required by law, applicable regulatory authority or court order.
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
     8. COVENANTS OF THE PURCHASER. The Purchaser covenants to the Seller as follows:

          8.1 CONSENT; CAUSE CONDITIONS TO BE SATISFIED. The Purchaser agrees to take all necessary corporate or other action, and will use diligent efforts on its own behalf and, where necessary, to assist the Seller in completing filings and obtaining governmental and other consents and approvals, or obtain all licenses, permits, qualifications, approvals and certifications and other rights, requirements, terms or conditions required of Purchaser for the assignment of the Operating Contracts and the consummation of the other transactions contemplated by this Agreement. The Purchaser will use diligent efforts to cause the conditions described in Section 10 of this Agreement to be satisfied.

          8.2 CONFIDENTIALITY. Subject to Section 17, the Purchaser will not disclose to any party the terms of this Agreement (whether or not the transactions contemplated by this Agreement are consummated), except in connection with the consummation of the transactions contemplated hereunder or as otherwise required by law, applicable regulatory authority or court order. The Purchaser will not disclose any confidential information concerning the Business to persons outside of its management, financial advisors, accountants and counsel and, until the Closing Date will continue to be bound by the Confidentiality Agreement previously executed between Dillon, Read & Co. Inc. and the Purchaser.

          8.3 EMPLOYEES. As soon as practicable, but in no event later than 30 days following the date of this Agreement, Purchaser will notify Seller of the names of the employees to whom Purchaser intends to offer employment on the Closing Date provided said employees are active employees of Seller at the end of the business day immediately prior to the Closing Date. Seller shall use reasonable efforts to assist Purchaser in obtaining the employment of those employees to whom Purchaser desires to offer continued
employment.     Purchaser shall hire such employees on an employment at will basis. Employees who are hired by Purchaser on the Closing Date ("Purchaser's Employees") shall be eligible the first day of the month following the month in which the Closing Date occurs for coverage under Purchaser's "welfare benefit plans" (as defined in Section 3(1) of ERISA) (the "Welfare Benefit Plans") including the following:

               Medical Plan
               Dental Plan
               Vision Plan
               Short Term Disability Plan
               Long Term Disability Plan
               Long Term Care Plan
               Flexible Benefits Plan
               Basic Group Life Insurance Plan
               Group Universal Life Insurance Plan
               Dependent Group Life Insurance Plan
               Business Travel Accident Insurance Plan
               Accidental Death and Dismemberment Plan

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Purchaser shall pay for any COBRA obligations related to any of Purchaser's
Employees. Purchaser's Employees shall be given credit in connection with the Welfare Benefit Plans and in determining vacation benefits for service with Seller or Seller's affiliates prior to the Closing Date. Purchaser's Employees shall be able to enter into the Norwest Corporation Savings Investment Plan the first day of the calendar quarter which is at least 32 daysfollowing the Closing Date with past service credit for eligibility and vesting. Purchaser's Employees shall be entitled to participate in the Norwest Corporation Pension Plan as new hires.

     9. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. Unless waived by the Purchaser, the obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

          9.1 GOVERNMENTAL APPROVALS. All approvals, consents and actions from any governmental body or agency having jurisdiction whose approval or consent is required in order to consummate the transactions contemplated hereby shall have been obtained and shall be effective and in form and substance reasonably satisfactory to the Purchaser.

          9.2 ACTIONS OR EVENTS INTERFERING WITH AGREEMENT. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency which seeks to restrain or prohibit, or seeks damages or other relief in connection with, this Agreement or the transactions contemplated hereby, or which could have a material adverse effect upon the Business or the Purchased Assets.

          9.3 HART-SCOTT-RODINO ACT. The Seller shall have complied fully with (including, without limitation, compliance with the information and waiting period requirements) the applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (collectively, the "Hart-Scott-Rodino Act") and no objection to the consummation of the transactions contemplated by this Agreement shall have been raised by the Federal Trade Commission or the Antitrust Division of the United States Department of Justice.

          9.4 REPRESENTATIONS AND WARRANTIES; CERTIFICATES. The representations and warranties set forth in Section 4 hereof shall be true and accurate at and as of the Closing Date as though such representations and warranties were made at and as of such time; the Seller shall have performed all covenants and agreements required to be performed by it by such time; and the Seller shall have provided at closing a certificate executed by appropriate officers confirming its representations, warranties and covenants.

          9.5 OPINION OF COUNSEL. The Seller shall have delivered to the Purchaser an opinion of the Corporate Counsel of TRG dated the date of Closing, substantially in the form of "Schedule 9.5" hereto.

          9.6 ASSIGNMENT OF OPERATING CONTRACTS. The principal balance of the Operating Contracts for which the Seller shall have obtained all necessary approvals of and consents to the assignment thereof to Purchaser (the "Assigned Contracts") shall be not less than 90% of the principal balance of Operating Contracts as set forth on "Schedule 9.6" of this Agreement. The amounts of the principal balances of Operating Contracts which are set forth on "Schedule 9.6" shall be the amounts which are used in calculating the principal balances of the Assigned Contracts for purposes of this Section 9.6. The principal balance of the Operating Contracts assumed pursuant to Section 12 of this Agreement shall be added, to the extent of the aggregate principal balance of any Operating Contracts which shall cease to exist as a result of a complete redemption of the series of the mortgage-
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

backed bonds or securities to which such Operating Contract relates, to the amount of the principal balance of the Assigned Contracts for purposes of the calculation of Assigned Contracts pursuant to this Section 9.6.

          The Seller shall have obtained the consent of SMFC Funding Corporation, a Virginia Corporation ("SMFC"), to the assignment of the Amended and Restated Program Servicing Agreement dated as of December 1, 1994 amount SMFC, RMC and Resource Mortgage Capital, Inc., a Virginia corporation, to the Purchaser.

          9.7 OFFICE LEASES. The appropriate Ryland Entity shall have entered into a sublease of office space at 11000 Broken Land Parkway, Columbia, Maryland 21044 on economic and other terms as set forth on "Schedule 9.7" hereto.

         10. CONDITIONS TO OBLIGATIONS OF THE SELLER. Unless waived by the Seller, the obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

          10.1 GOVERNMENTAL APPROVALS. All approvals, consents and actions from any governmental body or agency having jurisdiction whose approval or consent is required in order to consummate the transactions contemplated hereby shall have been obtained and shall be effective and in form and substance reasonably satisfactory to the Seller.

          10.2 ACTIONS OR EVENTS INTERFERING WITH AGREEMENT. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency which seeks to restrain or prohibit, or seeks damages or other relief in connection with, this Agreement or the transactions contemplated hereby.

          10.3 HART-SCOTT-RODINO ACT. The Purchaser shall have complied fully with (including, without limitation, compliance with the information and waiting period requirements) the applicable provisions of the Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder and no objection to the consummation of the transactions contemplated by this Agreement shall have been raised by the Federal Trade Commission or the Antitrust Division of the United States Department of Justice.

          10.4 REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 5 hereof shall be true and accurate at and as of the Closing Date as though such representations and warranties were made at and as of such time; the Purchaser shall have performed all covenants and agreements required to be performed by such time; and the Purchaser shall have provided a certificate executed by an appropriate officer confirming the foregoing.

          10.5 OPINION OF COUNSEL. The Purchaser shall have delivered to the Seller an opinion of its counsel dated the date of Closing, substantially in the form of "Schedule 10.5" hereto.
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     11.     INDEMNIFICATION.

          11.1 INDEMNIFICATION BY THE SELLER. Each Seller jointly and severally hereby covenants and agrees to indemnify and hold harmless the Purchaser and its affiliates, and the current, former and future directors, officers, employees and agents of Purchaser and its affiliates from, and to reimburse Purchaser, its affiliates and their respective current, former and future directors, officers, employees and agents, from and after the Closing Date for, against and in respect of any and all damages, losses, liabilities, expenses and costs incurred by any such party, arising out of, based upon or resulting from:

               (a) any claim, liability or obligation of the Business or of Seller or any of its affiliates of any nature, whether accrued, absolute, contingent or otherwise, which is not specifically assumed by the Purchaser at the Closing Date pursuant to the terms of this Agreement;

               (b) any claim, action or proceeding relating to the Business where the event, action, inaction or set of facts giving rise to such claim, action, or proceeding occurred prior to the Closing Date and where the liability or obligation arising therefrom does not constitute an Assumed Liability pursuant to Section 1(b)(ii) of this Agreement;

               (c) any claim, liability or obligation of Seller or any of its affiliates under the Management Incentive Agreements;

               (d) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of the Seller under this Agreement, or any misrepresentation in or omission from any certificates or other instruments furnished or to be furnished by the Seller hereunder; and

                    (e) any costs, attorneys' fees and expenses of any nature incident to any of the matters indemnified against pursuant to this Section 11.1.

          11.2 INDEMNIFICATION BY THE PURCHASER. The Purchaser hereby covenants and agrees to indemnify and hold harmless the Seller and its affiliates, and the current, former and future directors, officers, employees and agents of Seller and its affiliates from, and to reimburse Seller, its affiliates and their respective current, former and future directors, officers, employees and agents, from and after the Closing Date for, against and in respect of any and all damages, losses, liabilities, expenses and costs incurred by any such party, arising out of, based upon or resulting from:

               (a) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of the Purchaser under this Agreement, or any misrepresentation in or omission from any certificates or other instruments furnished or to be furnished by the Purchaser hereunder;

               (b) any failure of the Purchaser to satisfy or perform the Assumed Liabilities;

               (c) any claim, action or proceeding relating to the Business where the event, action, inaction or set of facts giving rise to such claim, action or proceeding occurred on or after the Closing Date; and
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
               (d) any costs, attorneys' fees and expenses of any nature incident to any of the matters indemnified against pursuant to this Section 11.2.

          11.3 DOLLAR THRESHOLD. The indemnifying party shall only be liable under this Section 11 after and to the extent that the aggregate amount of all indemnification obligations of the indemnifying party exceeds $250,000.00, in which case the indemnifying party shall be liable for all indemnification obligations. Notwithstanding the foregoing, Seller shall be liable for all indemnification obligations associated with the Investor Remittance Errors and such liability shall be excluded for purposes of any determination of the aggregate amount of indemnification obligations of the indemnifying party pursuant to the prior sentence.

          11.4 NOTICE AND DEFENSE COOPERATION. In the event of the occurrence of any event which any party asserts is an indemnifiable event pursuant to this Agreement or upon discovery of a potential claim by the party seeking indemnity, such party shall notify in writing the indemnifying party promptly after such party obtains knowledge of such occurrence or discovers such potential claim, and, if such event involves the claim of any third party, the indemnifying party shall have sole control over and shall assume all expense with respect to, the defense, settlement, adjustment or compromise of any claim as to which this Section 11 requires it to indemnify the other party; provided that (i) the indemnified party may, if it so desires, employ counsel at its own expense to assist in the handling of such claim, and (ii) the indemnifying party shall consult with the indemnified party before entering into any settlement, adjustment or compromise of such claim or ceasing to defend against such claim. Failure of a party to give notice under this section shall not absolve the other party from its obligation to indemnify except to the extent that the indemnifying party is damaged by such failure and only to the extent of such damage. Each party agrees in all cases to cooperate in the compromise of or defending of any such liabilities or claims.

          The Purchaser and the Seller acknowledge that claims and issues may arise with respect to proper allocation of responsibility for matters relating to the Operating Contracts and claims made by, or litigation involving, customers of the Business where it may be necessary to resolve issues or otherwise determine the appropriate steps to be taken in connection with the claim, litigation or other matter. In this regard, the parties agree to cooperate with each other as reasonably required in order to resolve any outstanding claims, litigation or other matters relating to the Business and to ascertain appropriate responsibility of the parties for the matter under the terms of this Agreement. In addition, the parties agree as reasonably required to provide access to former employees of the Business and to the books and records relating to the Business for purposes of clarifying information, copying data and otherwise as required to deal with such tax, regulatory or other matters, customer disputes or litigation arising in connection with the Business either prior to or after Closing.

     12. OPERATING CONTRACTS. The Seller shall provide to the Purchaser a copy of any operating contracts entered into after the date of this Agreement. Unless Purchaser objects in writing to such operating contract within five (5) business days after receipt, such operating contract shall be considered an Operating Contract identified on "Schedule 1(f)" of this Agreement, a Purchased Asset pursuant to Section 1(g) of this Agreement, and an Assumed Liability pursuant to Section 1(b)(i) of this Agreement.

     13. TERMINATION. This Agreement may be terminated at any time at or prior to the time of the Closing by (i) the Purchaser if the conditions set forth in Section 9 hereof are not satisfied and have
28
not been waived by the Purchaser on or before August 31, 1995, (ii) the Seller if the conditions set forth in Section 10 hereof are not satisfied and have not been waived by the Seller on or before August 31, 1995, or (iii) the mutual consent of the parties hereto. If this Agreement is terminated pursuant to the foregoing provisions, this Agreement and all agreements contained herein or attached hereto as exhibits shall become null and void, and thereafter no party hereto shall have any liability or responsibility to any other party hereto, except as provided in Sections 11.1 and 11.2 hereof and except for the continuing obligation of Sections 8.2 and 7.5 of this Agreement.

14.     COVENANT NOT TO COMPETE - FUTURE TRANSACTIONS BETWEEN SELLER AND
PURCHASER.

          14.1 NON-COMPETITION. The Seller agrees that for a period of five (5) years from the Closing Date, neither the Seller nor any of Seller's affiliates now or hereafter in existence including, without limitation, TRG nor any direct or indirect subsidiary of TRG (collectively, the "Ryland Entities") shall, within the United States (the "Geographic Area"), as owner, partner, consultant, advisor, contractor, stockholder or otherwise, engage in the mortgage-related institutional financial services business currently conducted by the Seller consisting of the master servicing, securities administration, tax and SEC reporting and investor information services businesses described in "Schedule 1(c)" of this Agreement.

          Notwithstanding the foregoing, no Ryland Entity shall be prohibited from (i) beneficially owning up to five percent (5%) of any class of securities of a company which is listed on a recognized stock exchange or for which prices are quoted on the Nasdaq Stock Market (National Market); (ii) consummating one or more acquisitions of business enterprises that have divisions, units or subsidiaries engaged in a business activity competitive with the Business provided that the applicable Ryland Entity divests itself of such division, unit or subsidiary within one (1) year from the closing of the acquisition of the applicable business enterprise; or (iii) engaging in any activity related to the mortgage securities administration business provided that such activities are conducted entirely on behalf of Ryland Entities and such securities administration business relates to securities issued by a Ryland Entity in any calendar year not in excess of $125,000,000.

          14.2 EMPLOYEE SOLICITATION. Without the prior written consent of the Purchaser, no Ryland Entity shall, for a period of five (5) years from the Closing Date, on its own behalf or in conjunction with or on behalf of any other person, firm or company, solicit, encourage, or entice away from the Purchaser any employee of the Business who becomes an employee of the Purchaser after Closing, whether or not such person would commit a breach of contract by so doing. General advertising and hiring pursuant to such advertising shall not be deemed to be solicitation for purposes of this
Section 14.2 of this Agreement.

          14.3 CONFIDENTIALITY. Neither the Seller nor any Ryland Entity shall at any time after the Closing Date make use of, disclose or divulge to any third party any information of a proprietary, secret or confidential nature relating to the Business, except such information may be disclosed:
(a) where necessary, to any person in connection with the obtaining of the consents contemplated or required by the terms of this Agreement; (b) if required by court order, decree or any applicable law; (c) during the course of or in connection with any litigation or claims related to obligations or liabilities relating to the Business as conducted prior to Closing, including any governmental investigation, arbitration or other proceeding in connection therewith; or (d) if required in connection with (i) any regulatory,
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
governmental or related investigation, inquiry or proceeding, or (ii) any regulatory compliance requirements imposed upon any Ryland Entity.

          14.4 REMEDIES. It is recognized that damages in the event of breach of this Section 14 would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Purchaser shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Purchaser may have. The parties agree that the restrictions and agreements contained herein are reasonable, are the product of arms-length negotiation, and are necessary for the Purchaser to protect the goodwill and other interests which it is purchasing under this Agreement; however, in the event that any part of this
Section 14 shall be found to be unenforceable, but would be valid and enforceable if any part thereof were deleted or otherwise modified, then such restrictions in this Section 14 shall apply with such modifications as shall be necessary to make them valid and enforceable.

          14.5 EMPLOYEE SOLICITATION BY PURCHASER. Without the prior written consent of the Seller, Purchaser shall not, for a period of two (2) years from the Closing Date, on its own behalf or in conjunction with or on behalf of any other person, firm or company, solicit, encourage, or entice away from the Seller or Seller's affiliates into employment with Purchaser in connection with the Business any employee with the title of Manager or above of Seller or Seller's affiliates located in Columbia, Maryland. General advertising and hiring pursuant to such advertising shall not be deemed to be solicitation for purposes of this Section 14.5 of this Agreement. It is recognized that damages in the event of breach of this Section 14.5 would be difficult, if not impossible, to ascertain, and it is therefore agreed that Seller and its affiliates shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Seller may have.

          14.6 FUTURE BUSINESS. Except as permitted under Section 14.1, from and after the Closing Date and for a period of not less than five (5) years following the Closing Date, Seller agrees that, in the event Seller or any of Seller's affiliates has a need for a service which constitutes a part of the Business as of the Closing Date and which is being offered by Purchaser after the Closing Date, Seller will direct such business to Purchaser and agrees to negotiate in good faith the terms upon which such service will be performed; provided, however, that Purchaser shall offer to perform such service on terms and conditions that are no less favorable than are available or offered at that time by Purchaser.

     15. RECOURSE OBLIGATIONS. Anything in this Agreement to the contrary notwithstanding, the Seller agrees that if and to the extent that the Purchaser shall have any Recourse Obligation under or in connection with an Operating Contract, the Purchaser may, by written notice to the Seller within thirty (30) days, or five (5) business days in the case of a Conversion Recourse Obligation, after such Recourse Obligation becomes known by Purchaser, require the Seller to assume the Recourse Obligation. The Seller's sole obligation under this Agreement in respect of such Recourse Obligation shall be as provided in this Section 15 and shall survive the Closing of this Agreement and continue in full force and effect for the duration of the related Operating Contract, and the Seller shall have no other liability or obligation arising from or in connection with such Recourse Obligation. In the event Seller assumes and performs any such Recourse Obligation in accordance with the terms of this Agreement, the Seller shall retain, or be assigned by the Purchaser, any indemnification, recourse, restitution or
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reimbursement rights and other rights or obligations which the Purchaser or
Seller may have in connection with such Recourse Obligation.

     16. ADVANCES PURSUANT TO OPERATING CONTRACTS. Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no obligation or liability after the Closing Date in connection with any advances or proposed advances by the Purchaser pursuant to the Applicable Requirements that the Purchaser determines are recoverable from insurance proceeds, liquidation proceeds, subsequent payments by mortgagors or otherwise but which for any reason are not subsequently recovered by the Purchaser.

     17. PRESS RELEASES. Any press releases which are made in connection with the transactions contemplated hereunder or otherwise shall be mutually agreed upon by the Seller and the Purchaser.

     18. SURVIVAL. The respective representations, warranties, covenants, indemnities and agreements of the parties hereto shall survive the Closing of this Agreement and continue in full force and effect without limitation, provided that any party seeking indemnification hereunder or otherwise making a claim with respect to any matter covered by Section 11 of this Agreement must give written notice of any such claim within five (5) years after the Closing Date.

     19. EXPENSES. The parties hereto will pay their own costs and expenses relating to the transactions contemplated by this Agreement, including fees and disbursements of their respective counsel, accountants and financial advisors, whether or not the transactions contemplated hereunder are consummated.

     20. SALES, TRANSFER AND OTHER TAXES. Any sales or transfer taxes or similar fees imposed or incurred in connection with the transfer of the Purchased Assets shall be paid by the Purchaser by delivery of a certified check of immediately available funds to the Seller at the Closing. The determination of the fair value of the tangible personal property for purposes of the calculation of any applicable sales or transfer taxes or similar fees imposed or incurred in connection with the transfer of the Purchased Assets shall be mutually agreed upon by Seller and Purchaser no later than five (5) days prior to the Closing Date, provided however, that such fair value shall not be less than 90% of the Book Value of the applicable Purchased Assets.
The Purchaser shall assume all responsibility for complying with the requirements of any sales tax audit with respect to transfer of the Purchased Assets or other proceedings or inquiries in connection therewith initiated after the Closing Date. The Purchaser shall also be responsible for payment of its allocable share of any applicable personal property tax for the 1995 tax year. Seller shall be responsible for any taxes, additions to taxes, interest or penalties due or owing for periods prior to the Closing Date with respect to the Business, Purchased Assets or employees of the Business.

     21. GOVERNING LAW; ASSIGNMENT; BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their permitted successors and assigns, as the case may be. This Agreement may not be assigned by any party without the written consent of the other parties hereto, except that Purchaser may assign its rights under this Agreement to an affiliate after the Closing Date provided that no assignment shall relieve the Purchaser of any of its obligations under this Agreement or under any of the Operating Contracts. This Agreement shall be
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governed by the laws of the State of Maryland.

     22. NOTICES. Except as otherwise provided herein, all notices hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered by hand or three (3) days after mailing if mailed by certified or registered mail at the following addresses: if to the Seller, to The Ryland Group, Inc., 11000 Broken Land Parkway, Columbia, Maryland 21044,
Attention: Michael Mangan, Executive Vice President and Chief Financial Officer, with a copy to The Ryland Group, Inc., 11000 Broken Land Parkway, Columbia, Maryland 21044, Attention: Timothy Geckle, Corporate Counsel, and if to the Purchaser, to, Corporate Secretary, Norwest Corporation, Norwest Center, Sixth & Marquette, Minneapolis, MN 55426 or to such other address as hereinafter shall be furnished in writing by a party hereto to the other party hereto.

     23. FURTHER INSTRUMENTS. The Seller will, on the date hereof, or on such other date or dates as the Purchaser may request, without cost or expense to the Purchaser, execute and deliver or cause to be executed and delivered to the Purchaser, such further instruments and will take such other actions as the Purchaser may reasonably request to carry out more effectively the transactions contemplated by this Agreement. The parties covenant and agree diligently to seek to cause the conditions to Closing which reasonably are within their control to be satisfied on or before the Closing Date.

     24. ENTIRE AGREEMENT; HEADINGS. This Agreement (including all attachments and schedules hereto) constitutes the entire agreement among the parties pertaining to the subject matter hereof, and may not be modified or waived except in writing. The headings are for convenience only and shall not bear upon the construction of this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                                       NORWEST BANK MINNESOTA,
                                              NATIONAL ASSOCIATION
                                              By:     /s/ Thomas A. Kraack
                                                     ------------------------
/s/ Rachelle M. Graham                       Name:     Thomas A. Kraack
- --------------------------------
Assistant Secretary                           Title:     Senior Vice President

ATTEST:                                       RMC ASSET MANAGEMENT COMPANY

                                             By:     /s/ Michael C. Brown
                                             --------------------------
/s/ Timothy J. Geckle
- -----------------------------                 Name:     Michael C. Brown
Timothy J. Geckle, Secretary                  Title:     Senior Vice President

ATTEST:                                        RYLAND MORTGAGE COMPANY

                                            By:  /s/ Robert J. Gaw
/s/ Timothy J. Geckle                           -------------------------
- ----------------------------               Name:       Robert J. Gaw
Timothy J. Geckle                          Title:       President
Assistant Secretary

ATTEST:                                        RYLAND ACCEPTANCE CORPORATION

                                            By:     /s/ Robert J. Gaw
/s/ Timothy J.Geckle                              -------------------------
- ---------------------------                Name:  Robert J. Gaw
Timothy J. Geckle, Secretary                Title: President

ATTEST:                                        THE RYLAND GROUP, INC.

                                           By:     /s/ Michael D. Mangan
/s/ Timothy J. Geckle                            -----------------------------
- ----------------------------               Name:     Michael D. Mangan
Timothy J. Geckle                          Title:     Executive Vice President
Assistant Secretary
33